Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Kintara Therapeutics, Inc. (formerly DelMar Pharmaceuticals, Inc.) on Post-Effective Amendment No. 1 to Forms S-1 [File Nos. 333-232332 and 333-232931] and Form S-3 [File Nos. 333-229020 and 333-213600] of our report dated September 18, 2020, with respect to our audit of the consolidated financial statements of Kintara Therapeutics, Inc. as of June 30, 2020, and for the year then ended, which report is included in this Annual Report on Form 10-K of Kintara Therapeutics, Inc. for the year ended June 30, 2020.

/s/ Marcum llp

Marcum llp

San Francisco, CA September 18, 2020